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                                                                      Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in Registration Statements No. 333-28933, No. 333-63147, No. 333-04685, No. 333-86581 and No. 333-81925 of
Itron, Inc. and subsidiaries on Form S-8 of our report dated February 2, 2001, and February 5, 2002, as to Note 16 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for revenues discussed in Note 1, and the restatement discussed in
Note 16) appearing in the Annual Report on Form 10-K/A of Itron, Inc. and subsidiaries for the year ended December 31, 2000.


/s/ Deloitte & Touche LLP

Seattle, Washington
February 28, 2002